Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 7, 2003

Date of report (Date of earliest event reported)

dELiA*s Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-25347	13-3963754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

435 Hudson Street, New York, New York		10014
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (212) 807-9060

Former name or former address, if changed since last report)

Item 5.        Other Events.

                As previously disclosed, on July 22, 2003, dELiA*s Corp. (the “Company”) filed a preliminary proxy statement relating to a Special Meeting of Stockholders scheduled on September 9, 2003 (the “Special Meeting”), at which it was intended to seek stockholder approval of a reverse stock split which, if authorized, would be implemented if the Board of Directors determined that it was in the best interests of the Company to do so.

                Also as previously disclosed, on August 6, 2003, a tender offer was made by Dodger Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Alloy, Inc., a Delaware corporation (“Parent”), to purchase all the outstanding shares of Common Stock at a purchase price of $0.928 per share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated August 6, 2003 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the “Offer”).

                On August 4, 2003, the Company previously disclosed that it had entered into a definitive Agreement and Plan of Merger and Reorganization, dated July 30, 2003 (the “Merger Agreement”) with Parent and Purchaser.  Pursuant to the Merger Agreement, the Purchaser will be merged with and into the Company with the Company as the surviving corporation (the “Merger”).

                On August 7, 2003, the Company, after discussions with Nasdaq, determined that pending the completion of the Merger, the Company will defer seeking stockholder approval of a reverse stock split.  As a result, the Company will not, at this time, seek stockholder approval of a reverse stock split.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s Corp.

Date: August 12, 2003	By:	/s/ Stephen I. Kahn
		Name:	Stephen I. Kahn
		Title:	Chairman of the Board and Chief Executive Officer